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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): September 8, 1997


                          MOLTEN METAL TECHNOLOGY, INC.
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             (Exact name of registrant as specified in its charter)


          DELAWARE                    0-21042                    52-1659959
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(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
     of Incorporation)                                       Identification No.)


              400-2 TOTTEN POND ROAD, WALTHAM, MASSACHUSETTS 02154
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                     Address of principal executive offices


       Registrant's telephone number, including area code: (617) 487-9700
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ITEM 5. OTHER EVENTS

       On September 8, 1997, Molten Metal Technology, Inc. (the "Company") completed a private placement with a group of institutional investors (the "Private Placement") whereby the Company sold, for an aggregate purchase price of $20.4 million, shares of its Series A Convertible Participating Preferred Stock, par value $.01 per share (the "Series A Shares"). The Series A Shares are convertible into shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") on the basis described below. The institutional investor group consists of CC Investments, LDC, Stark International, Sheperd Investments International, Ltd., Nelson Partners and Olympus Securities, Ltd. In connection with the Private Placement, the Company paid cash in the amount of $500,000 to GEM Advisors, Inc. ("GEM") as a placement fee and issued a warrant (the "Warrant") to a GEM affiliate exercisable for 566,000 shares of Common Stock at an exercise price of $6.625 per share. The Company intends to use the proceeds from the Private Placement primarily to support the start-up of its Bay City Recycling Facility and to complete the construction of its first commercial plant for the municipal waste market in Japan.

       In connection with the Private Placement, the Company filed a Certificate of Designations, Preferences and Rights of the Series A Shares with the Secretary of State of Delaware on September 8, 1997 (the "Certificate of Designations"). The Series A Shares have a stated value of $25,000 per share and have an annual premium accruing at five percent. The Series A Shares are non-voting, are subject to voluntary conversion at the option of the holders at any time commencing 120 days after September 8, 1997, and will automatically convert into Common Stock on September 8, 2000. The conversion price per share will be the lower of (i) a fixed price (the "Fixed Price") of $5.83 (110% of the average closing bid prices of the Company's Common Stock over the five trading days ending September 5, 1997), or (ii) a variable price (the "Variable Price") equal to an 85% discount of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding a notice of conversion. However, during the first year after closing, any holder of Series A Shares who converts any Series A Shares based on the Variable Price and sells the underlying shares of Common Stock will pay a penalty to the Company, initially in the amount of 8% and decreasing over time to 0% by September 1998.

       The conversion price of the Series A Shares is subject to possible upward performance adjustments. If, at the time of conversion, the closing bid price of the Common Stock has increased by more than 40% over the original Fixed Price, the Fixed Price will be automatically increased to equal:

                                        C
                                -----------------
                                [(C/F) + (1.4)]/2

Where:  C  =  the average of the closing bid prices of the Common Stock for the five trading days immediately preceding a notice of conversion;
              and

        F  =  the original Fixed Price ($5.83 per share).

       The Series A Shares are subject to optional redemption by the Company for cash at any time at the amounts set forth in the Certificate of Designations and for Common Stock upon the achievement of certain price levels of the Common Stock. Upon the occurrence of certain events specified in the Certificate of Designations, the Series A Shares must be redeemed by the Company at the amounts set forth in the Certificate of Designations.

       In connection with the sale of the Series A Shares and issuance of the Warrant, the Company agreed to file a registration statement with the Securities and Exchange Commission within 20 business days to register the Common Stock issuable upon conversion of the Series A Shares and exercise of the Warrant.

       The above discussion of the Series A Preferred Stock and the Warrant and the agreements between the Company, the purchasers of the Series A Preferred Stock and the GEM affiliate is qualified in its entirety by Exhibits 99.1 through 99.4 filed as part of this Current Report.




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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)    Exhibits

Exhibit
Number        Description of Document

99.1 Securities Purchase Agreement, dated as of September 5, 1997, by and among the Company, CC Investments, LDC, Stark International, Sheperd Investments International, Ltd., Nelson Partners and Olympus Securities, Ltd. (the "Purchasers").

99.2 Certificate of Designations, Preferences and Rights of Series A Convertible Participating Preferred Stock.

99.3 Warrant, dated September 8, 1997, by and between the Company and GEM Ventures, Ltd.

99.4 Registration Rights Agreement, dated as of September 5, 1997 by and among the Company, the Purchasers and GEM Ventures, Ltd.

99.5          Press Release, dated September 8, 1997.



                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               MOLTEN METAL TECHNOLOGY, INC.




Dated: September 11, 1997      By: /s/ Benjamin T. Downs
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                                   Benjamin T. Downs
                                   Executive Vice President of Finance and
                                     Administration and Chief Financial Officer








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